EXHIBIT 10.13
January 5, 2006
Ms. Marni Wieshofer
16634 Calle Brittany
Pacific Palisades, CA 90272
Re.: Employment Agreement
Dear Ms. Wieshofer:
     On behalf of Lions Gate Films Inc. (“Company”), this is to confirm the terms of your employment by the Company. We refer to you herein as “Employee”. The terms of Employee’s employment from this date forward are as follows:
     1. The term of this agreement (“Agreement”) will begin February 1, 2006 and end January 31, 2008 (“Term”). During the Term of this Agreement Employee will serve as Executive Vice President, Corporate Development. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by Company. Employee shall report to the Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) or President, as determined by the CEO.
         So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.
     2. The following compensation will be paid to Employee during the Term of this Agreement:
                Base Salary. During the Term of this Agreement, the Company agrees to pay Employee a base salary as follows:
February 1, 2006 through January 31, 2007 — the rate of Three Hundred Twenty Five Thousand dollars ($325,000.00) per year (“Base Salary — Year 1”), payable in accordance with the Company’s normal payroll practices in effect.

Ms. Marni Wieshofer
January 5, 2006

February 1, 2007 through January 31, 2008 — the rate of Three Hundred Fifty Thousand dollars ($350,000.00) per year (“Base Salary — Year 2”), payable in accordance with the Company’s normal payroll practices in effect.
                Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.
                Finally, Employee shall be entitled to receive performance bonuses at the full discretion of the CEO of the Company.
     3. As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other salaried employees subject to the terms of such plans.
     4. Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of Employee’s duties and responsibilities under the Agreement. There are no paid vacation days. Finally, Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.
     5. Lions Gate shall request that the Compensation Committee of Lions Gate (“CCLG”) authorize and grant Employee 25,000 common shares (“Grants”) of Lions Gate Entertainment Corp. in accordance with the terms and conditions of the existing and/or future Employee Stock Plan. Employee acknowledges that this Grant of stock is subject to the approval of the CCLG. The award date (“Award Date”) shall be the date of the board meeting when the Grant is approved. The Grant shall vest as follows:
1/3 on the lst anniversary of the Award Date:
2/3 on the 2nd anniversary of the Award Date;
3/3 on the 3rd anniversary of the Award Date.
However, if Employee’s contract is not renewed on February 1, 2008, the final 2/3 of unvested options will vest on January 31, 2008.
     6. Employee agrees that the Company Employee Handbook outlines other policies, which will apply to Employee’s employment, and Employee acknowledges receipt of such handbook. Please note, however, that the Company retains the right to revise, modify or delete any policy or benefit plan it deems appropriate.
     7. This Agreement shall terminate upon the happening of any one or more of the following events:

Ms. Marni Wieshofer
January 5, 2006

               (a) The mutual written agreement between Lions Gate and Employee; or
               (b) The death of Employee; or
               (c) Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of one hundred twenty (120) days or more; or
               (d) The determination on the part of Lions Gate that “cause” exists for termination of this Agreement; “cause” being defined as any of the following: 1) Employee’s conviction of a felony or plea of nolo contendere to a felony except in connection with a traffic violation; 2) commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder; 3) material breach of this Agreement by Employee; or 4) any act of misconduct by Employee having a substantial adverse effect on the business or reputation of Lions Gate.
               (e) Without Cause. In such case Employee shall be entitled to receive the Base Salary set forth in Section 2 through the conclusion of Year 2 subject to Employee’s obligation to mitigate in accordance with California Law. In the alternative, at Lions Gate’s discretion, if Employee is terminated by Lions Gate for any reason other than as set forth in sub-paragraphs 7(a)-(d), a severance amount equal to 50% of the balance of the compensation still owing to Employee under Section 2 hereof at the time of termination shall be paid to Employee by Lions Gate, which payment shall relieve Lions Gate of any and all obligations to Employee.
               (f) Lions Gate shall have the right, exercisable by giving written notice to you to terminate your employment at any time after you have been unable to perform the services or duties required of you hereunder as a result of physical or mental disability (or disabilities) which has (or have) continued for more than four months in the aggregate in any twelve (12) month period. In such event, Lions Gate shall pay to you your salary through to the date specified in the notice of termination; provided, however, that such date of termination shall not be less than six (6) months after the date of such notice of termination less any amounts payable to you under any plan with disability benefits.
     In the event that this Agreement is terminated pursuant to sub-paragraphs (a)-(d) above neither Lions Gate nor Employee shall have any remaining duties or obligations hereunder, except that Lions Gate shall pay to Employee, only such compensation as is earned under Section 2 as of the date of termination.
     8. Employee’s services shall be exclusive to Lions Gate during the Term. Employee shall render such services as are customarily rendered by persons in

Ms. Marni Wieshofer
January 5, 2006

Employee’s capacity in the motion picture industry and as may be reasonably requested by Lions Gate. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Employee’s employment hereunder whenever and wherever and as often as Lions Gate may reasonably require in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.
     9. Employee agrees that Lions Gate shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, Lions Gate shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder. All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee’s full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee will not charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company’s then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Executive) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.

Ms. Marni Wieshofer
January 5, 2006

     10. Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement.
     11. The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of Lions Gate and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by Lions Gate and regularly used in the operation of Lions Gate’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes Lions Gate’s trade secrets. Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for Lions Gate. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of Lions Gate that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities following the Term. In addition, in order to protect the Confidential Information, Employee agrees that during the Term and for a period of two (2) years thereafter, Employee will not, directly or indirectly, induce or entice any other executive of the Company to leave such employment or cause anyone else to leave such employment.
     12. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be instituted within one year after the controversy or claim arose or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order of judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order of judgment. Company shall pay for the administrative costs of such hearing and proceeding.

Ms. Marni Wieshofer
January 5, 2006

     13. This Agreement expresses the binding and entire Agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. All modifications or amendments to the Agreement must be in writing, signed by both parties.
     Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me.
     Marni, please call Nancy Coleman at (310) 255-3929 if you have any questions.
Very truly yours,
LIONS GATE FILMS INC.

/s/ Wayne Levin Wayne Levin
EVP and General Counsel

AGREED AND ACCEPTED
This 7th day of March, 2005

/s/ Marni Wieshofer Marni Wieshofer